Exhibit 107
Calculation of Filing Fee Tables
Form S-3 (Form Type)
TriNet Group, Inc. (Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.000025 per share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.000025 per share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Depositary Shares	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units (3)	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A
		Total Offering Amounts				N/A		N/A
		Total Fees Previously Paid						--
		Total Fee Offsets						--
		Net Fee Due						N/A
(1) An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement.
(2) The Registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).
(3) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.